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                                                                     EXHIBIT 5.1

                              HADDAN & ZEPFEL LLP
                                Attorneys at Law
                        4675 MacArthur Court, Suite 710
                        Newport Beach, California 92660
                                 (949) 752-6100
                            Facsimile (949) 752-6161

                                February 29, 2000

CAM Data Systems, Inc.
17520 Newhope Street
Fountain Valley, California 92708

Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by CAM Data Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 30,054 shares of the Company's Common Stock (the "Shares"), issued pursuant to an Agreement for Purchase and Sale of Certain of the Assets of Cubig Group L.L.C., dated as of December 13, 1999, between the Company and Cubig Group L.L.C. (the "Purchase Agreement").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the Purchase Agreement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,


                                                   /s/ Haddan & Zepfel LLP
                                                   -----------------------
                                                   Haddan & Zepfel LLP